Exhibit 12.1

RF Micro Devices, Inc.
Summary Of Earnings to Fixed Charges
Debt Offering

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                                                                                                       Six
                                                      Year Ended March 31,                        Months Ended
                                   1996          1997         1998         1999         2000        30-Sep-00
                               ----------------------------------------------------------------------------------

Interest Expense                         (81)          (27)         184        1,244        1,400          2,267
Interest Capitalized                       -             -          315          912            -              -
Portion of Rent Expense
     Representing Interest                84           218          737        1,547        2,549          1,778
                               ----------------------------------------------------------------------------------
Total Fixed Charges                  $     3        $  191      $ 1,236     $  3,703     $  3,949       $  4,045

Earnings:
Income Before Taxes                   (5,188)        1,761         (523)      24,452       77,068         53,905
Fixed charges (per above)                  3           191        1,236        3,703        3,949          4,045
Less Capitalized interest                  -             -         (315)        (913)            -              -
                               ----------------------------------------------------------------------------------
Earnings                             $(5,185)       $1,952      $   398     $ 27,242     $ 81,017       $ 57,950


Ratio Earnings to Fixed Charges          N/M          10.2          N/M          7.4         20.5           14.3


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Earnings Insufficient to cover
Fixed Charges                        $(5,188)                    $ (523)


Operating Lease Expense                  255           660        2,233        4,689        7,724          5,387
Assumed Interest Component                33%           33%          33%          33%          33%            33%

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